Exhibit 99.1
NEWS RELEASE
August 3, 2006

FOR IMMEDIATE RELEASE	Contact: Michael J. Blodnick (406) 751-4701 James H. Strosahl (406) 751-4702
GLACIER BANCORP, INC.
ANNOUNCES PRICING OF COMMON STOCK OFFERING
KALISPELL, Mont., August 3, 2006 /PRNewswire-FirstCall/ — Glacier Bancorp, Inc. (“Glacier” or the “Company”) (Nasdaq: GBCI — News), today announced the pricing of the public offering of 900,000 shares of its common stock at a price of $30.50 per share. The Company has also granted the underwriter a 30-day option to purchase up to an additional 100,000 shares at the offering price to cover related over-allotments, if any.
Glacier intends to use the net proceeds of the offering to fund a portion of the cash merger consideration payable in connection with the proposed acquisition of Citizens Development Company and its subsidiary banks. Settlement of the offering is expected to occur on August 9, 2006. The completion of the offering is subject to customary closing conditions.
The firm commitment public offering is being underwritten by D.A. Davidson & Co. When available, copies of the final prospectus may be obtained from D.A. Davidson & Co. — Prospectus Department, 8 Third Street North, Great Falls, MT 59401, (406) 791-7319.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has become effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.
Headquartered in Kalispell, Montana, Glacier Bancorp, Inc. conducts business from Glacier Bank of Kalispell, First Security Bank of Missoula, Glacier Bank of Whitefish, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, all located in Montana, Mountain West Bank located in Idaho with two branches in Utah and two in Washington, 1st Bank, Evanston, Wyoming, and Citizens Community Bank, Pocatello, Idaho.